Exhibit 99.1

China Green Agriculture, Inc. Announces
Closing of Acquisition of Beijing Gufeng
Chemical Products Co., Ltd.

•	Acquisition to expand current annual fertilizer production capacity from 55,000 metric tons to 355,000 metric tons
•	Acquisition to increase product mix and strengthen distribution network
•	Acquisition expected to contribute at least $10.6 million in net income, or about $0.39 per diluted share in fiscal year ending June 30, 2011

XI'AN, China, July 6, 2010, China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or "the Company"), a top producer and distributor of fertilizer in China, today announced the closing on July 2nd, 2010 of its acquisition of Beijing Gufeng Chemical Products Co., Ltd. (“Gufeng”) and its only wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd. (“Tianjuyuan”). The acquisition, previously announced as subject to the completion of due diligence and the signing of a definitive agreement, will increase the Company’s annual fertilizer production capacity to 355,000 metric tons (MTs) from 55,000 MTs, and expand its product line and distribution network. The acquisition is expected to contribute at least $10.6 million to the Company’s net income in FY2011, or about $0.39 per diluted share.

China Green Agriculture acquired 100% equity interest in Gufeng for approximately $8.8 million in cash (USD) plus an aggregate of 2,275,931 newly issued shares (the “Shares”) of common stock of the Company to Gufeng shareholders or their designees. Of the shares being issued in the acquisition, 40% will be held in escrow pending satisfaction of certain conditions such as make good targets ($88.4 million in revenue and $10.6 million in net profit after tax) set for Gufeng for the fiscal year ended June 30, 2011.

"We are very pleased that we have closed the acquisition of Gufeng in a timely manner,” commented Mr. Tao Li, Chairman and CEO of China Green Agriculture. “The acquisition will add 300,000 metric tons of annual production capacity to our company, as well as expand our product line and distribution network, and we feel confident that Gufeng will contribute at least $10.6 million in net income for the fiscal year ended June 30, 2011. After acquiring Gufeng, we will integrate our proprietary technology with Gufeng’s current production lines for producing humic acid based organic and mixed organic-inorganic fertilizer. The Company will also integrate Gufeng’s sales network to further develop our brand recognition and market share in China.”

About Beijing Gufeng Chemical Products Co., Ltd.
Beijing Gufeng Chemical Products Co. Ltd. was founded in 1993. Its wholly-owned subsidiary Tianjuyuan was founded in 2001. Both are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng has developed certain proprietary knowledge with respect to fertilizer production, and its products are sold throughout China and abroad. Gufeng operates a facility with an annual production capacity of 300,000 MTs of compound fertilizer. The current utilization rate is approximately 60%.

About China Green Agriculture, Inc.
China Green Agriculture, Inc. currently offers 148 different HA-based compound fertilizer products, which are distributed via 552 individual distributors covering 21 provinces, 4 autonomous regions and 3 municipal cities in China. Its fertilizer products are certified by the Chinese government as "Green Food Production Materials." The leading five provinces which collectively accounted for 40.4% of the Company's fertilizer revenue for the three months ended March 31, 2010 are Shaanxi (11.2%), Shandong (10.8%), Anhui (7.9%), Henan (5.6%), and Sichuan (4.9%). For more information, visit http://www.cgagri.com .

Safe Harbor Statement
This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the acquisition target company's financial and operational condition and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:     +1-760-755-2716
Email: thaberfield@hcinternational.net

China Green Agriculture, Inc.
Mr. Ken Ren, Chief Financial Officer
Tel: +1-530-220-3026
Email: kenren@cgagri.com

Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
Tel:     +86-29-8826-6368
Email: wangxilong@cgagri.com